Exhibit 10.1

Mutual Cooperation Agreement

This Mutual Cooperation Agreement (“Agreement”) has been executed by CIK NanoTek Corporation (“CIKN”) and Nanophase Technologies Corporation (“NTC”) with an effective date of April 1, 2013 (“Effective Date”), upon termination of an existing License Agreement made and entered into as of December 30th, 1997, Amendment No.l to License Agreement 2004.7.13, Amendment No.2 to License Agreement 2008.4.2 by and between C.I. Kasei Co., Ltd. (“CIK”) and NTC, and an existing Sublicense Agreement made and entered into as of April 1st, 2009 by CIK and CIKN (jointly “License Agreements”) which are unaffected by this Agreement. Capitalized terms in this Agreement have the meaning set forth in the License Agreement of December 30th, 1997 unless they are otherwise defined herein or the context requires otherwise.

WHEREAS, NTC, CIK and CIKN have created a positive working relationship in the field of making, using and selling certain nanoscale metal oxides, including the License Agreements which are set to expire April 2013 due to its terms (related to the passage of time); and

WHEREAS, the parties believe they would mutually benefit from sharing certain market and technology information and expertise; and

WHEREAS, the parties believe that incremental adoption of nanotechnology in the marketplace would benefit both entities;

NOW, THEREFORE, the parties hereby agree as follows:

1)	This Agreement in no way modifies or extends any prior agreements between NTC, CIKN and CIK. Any rights or obligations under those agreements are unaffected by this Agreement. Terms such as royalty fees and territorial limitations under the expiring License Agreements shall not be incorporated in any way into this Agreement. The parties intend that after March 31, 2013, CIKN will be able to produce, use and sell NTC Product, and use Information and the Confidential Information disclosed under the License Agreements, on a non-exclusive basis, without payment of royalty to NTC, and that both CIKN and NTC will be able to sell NTC Product without territorial restrictions.

2)	This Agreement shall have an initial term of five (5) years from the Effective Date, until April 1, 2018. After the Effective Date either party may terminate this Agreement for any reason by providing the other party sixty (60) day notice. This Agreement may be extended by mutual decision and subsequent written agreement of the parties.

3)	Under this Agreement, the parties intend to share market and technical information regarding nanocrystaline materials with the other at no cost. Each party may determine, in its sole judgment and discretion, the appropriate amount of unpaid support to provide the other. Should one party determine that significant resources are required to provide said support, such party shall propose what it deems an appropriate compensation schedule to the other party for its consideration.

4)	Neither party shall allow any support under this Agreement to interfere with any contractual obligations it has with any other entity. CIKN is aware of NTC’s exclusive supply arrangement

Mutual Cooperation Agreement

with BASF Corporation (“BASF”) regarding certain materials in the personal care area, and hereby commits not to interfere in that exclusive relationship. Both parties understand that the other party will not, pursuant to this Agreement, violate any of the terms or restrictions under any exclusive or similar arrangement, nor will the unencumbered party be bound or restricted in any way by the other party’s exclusive or similar arrangement(s), except in the case of the aforementioned relationship between NTC and BASF. In any other circumstance, CIKN cannot be restricted by any agreement NTC enters into with a third party, nor can NTC be restricted by any agreement that CIKN enters into with a third party, unless CIKN and NTC specifically agree in writing to be restricted.

5)	No rights or obligations shall transfer to the other party pursuant to this Agreement.

6)	By its nature, sharing market or technical information, including any sales support, may involve sharing confidential information. Confidential information under this Article 6 shall be marked as “Confidential”, “Proprietary”, or in similar fashion, or if verbally disclosed, shall be designated confidential at the time of verbal disclosure and reduced to writing and marked as confidential within thirty (30) days of verbal disclosure. Each party shall safeguard the other party’s confidential information using at least a reasonable level of care, and no less than the care it uses in protecting its own confidential information. Confidential information shall not be disclosed for at least four (4) years after the initial disclosure date, unless the receiving party can demonstrate that (i) the information entered the public domain without violation of this Agreement, (ii) the information has been already known to the receiving party at the time of disclosure, (iii) the information has been disclosed to the receiving party by any third party who has a right to make such a disclosure, (iv) the information has been independently developed by the receiving party through the work carried by its employees, agent, or representatives, or pursuant to a court order (which it would give best efforts to allow the disclosing party advance notice of such order to allow for a potential challenge of such disclosure). Confidentiality obligation under this Article 6 shall survive the termination of this Agreement.

7)	This Agreement shall be governed in all respects by the laws of State of Illinois.

8)	All disputes arising between the parties relating to this Agreement or the interpretation or performance thereof shall be finally settled by arbitration in Illinois or such other place as may be agreed by the parties in accordance with the Rules of American Arbitration Association and judgment upon the award rendered by arbitration shall be final and may be entered in any court having jurisdiction thereof.

Mutual Corporation Agreement

Executed by:

NTC

Nanophase Technologies Corporation, Romeoville, IL 60446 USA

By: Jess Jankowski, President and Chief Executive Officer

Date: January 17, 2012

CIKN

CIK NanoTek Corporation, 18-1, 1-Chome, Kyobashi, Chuo-ku, Tokyo, Japan

By: Akihiro Onishi, President

Date: January 10, 2012

CIK

C.I. Kasei Co., Ltd., 18-1, 1-Chome, Kyobashi, Chuo-ku, Tokyo, Japan

By: Toshio Obayashi, Director & Managing Executive Officer

Chief Operating Officer, Headquarters of Corporate Planning & Administration

Date: January 10, 2012